Exhibit 10.1

February 21, 2021

Starboard Value Acquisition Corp.

777 Third Avenue, 18th Floor

New York, NY 10017

(212) 845-7977

Cyxtera Technologies, Inc.

BAC Colonnade Office Towers

2333 Ponce de Leon, Suite 900

Coral Gables, FL 33134

Attention: Victor F. Semah

Email:       victor.semah@cyxtera.com

Re:	Company Stockholder Support Agreement

Ladies and Gentlemen:

This letter agreement (this “Company Stockholder Support Agreement”) is being delivered to Starboard Value Acquisition Corp., a Delaware corporation (“Acquiror”) and Cyxtera Technologies, Inc., a Delaware corporation (the “Company”) by SIS Holdings LP, a Delaware limited partnership (“Stockholder”) in accordance with that certain Merger Agreement, dated as of the date hereof, by and among Acquiror, the Company, and the other parties thereto (the “Merger Agreement”) and the transactions contemplated thereby or relating thereto (including the PIPE Investment, the “Business Combination”). Certain capitalized terms used herein are defined in Section 9 hereof. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement.

Unless the context of this Company Stockholder Support Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Company Stockholder Support Agreement, (iv) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Company Stockholder Support Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Stockholder hereby agrees with the Company and, at all times prior to any valid termination of the Merger Agreement, Acquiror as follows:

1)	Prior to the Expiration Date (as defined herein): (a) Stockholder irrevocably agrees that it shall deliver the Company Stockholder Approval, duly executed by it as the record owner of 100% of the Common Stock (the “Covered Shares”) of Mundo Holdings, Inc., a Delaware corporation (“NewCo”), in the form attached as Exhibit E to the Merger Agreement and (b) take all actions necessary or appropriate to cause the Pre-Closing Restructuring to occur in accordance with the Merger Agreement.

The obligations of Stockholder specified in this Section 1 shall apply whether or not the Mergers or any action described above is recommended by either the board of directors of the Company or the board of directors of NewCo, or whether or not the board of directors of the Company or the board of directors of NewCo has changed, withdrawn, withheld, amended, qualified or modified, or (privately or publicly) proposed to change, withdraw, withhold, amend, qualify or modify the resolution recommending to its stockholders the approval of the Transactions contemplated by the Merger Agreement; provided that nothing herein shall amend, limit or otherwise modify any obligation contained in the Merger Agreement (including Section 8.03 thereof).

2)	Stockholder hereby agrees and acknowledges that the Company and, prior to the Expiration Date, Acquiror, would be irreparably injured in the event of a breach by Stockholder of its obligations under Section 1 or Section 3, as applicable, of this Company Stockholder Support Agreement. Further, monetary damages would not be an adequate remedy for any breach described in the foregoing sentence and the non-breaching party shall be entitled to an injunction, specific performance or other equitable relief, in addition to any other remedy that such party may have in law or in equity, in the event of any such breach (without providing any bond or other security in connection with any such remedy). Stockholder hereby agrees that it will not allege, and hereby waives the defense, that Acquiror or the Company, as applicable, has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

3)	Commencing on the date hereof and ending on the Expiration Date, Stockholder shall not Transfer any Equity Securities of the Company or NewCo, except as contemplated by the Merger Agreement (including the Pre-Closing Restructuring).

4)	[Reserved].

5)	[Reserved].

6)	Stockholder hereby represents and covenants that it has not entered into, and, prior to the Expiration Date, shall not enter into, any Contract that could restrict, limit or interfere with the performance of Stockholder’s obligations hereunder.

7)	[Reserved].

8)	Stockholder is currently, and as of the Closing will be, the record owner of all of the outstanding shares of Common Stock of NewCo.

9)	As used herein, (i) “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (ii) “Common Stock” means the Common Stock, par value $0.01 per share of NewCo.

10)	This Company Stockholder Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to Stockholder. This Company Stockholder Support Agreement may not be changed, amended, modified or waived, except by a written instrument executed by Acquiror and the other parties affected by such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

11)	No party hereto may assign either this Company Stockholder Support Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with transfers expressly permitted by Section 3 (and subject to the terms thereof), without the prior written consent of Acquiror and the Company. Any purported assignment in violation of this Section 11 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Company Stockholder Support Agreement shall be binding on Stockholder, Acquiror and the Company and their respective successors, heirs and assigns and permitted transferees.

12)	This Company Stockholder Support Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. All covenants, conditions, stipulations, promises and agreements contained in this Company Stockholder Support Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

13)	This Company Stockholder Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14)	This Company Stockholder Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Company Stockholder Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Company Stockholder Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15)	This Company Stockholder Support Agreement, and all Actions or causes of action based upon, arising out of, or related to this Company Stockholder Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Company Stockholder Support Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Company Stockholder Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 15. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS COMPANY STOCKHOLDER SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16)	Any notice, consent or request to be given in connection with any of the terms or provisions of this Company Stockholder Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.02 of the Merger Agreement to the applicable party at its principal place of business.

17)	This Company Stockholder Support Agreement shall terminate upon the earlier to occur of (i) the Closing, (ii) the valid termination of the Merger Agreement in accordance with its terms, or (iii) the mutual agreement of the parties hereto (any such date under clauses (i) through (iii) being referred to herein as the “Expiration Date”). In the event of a valid termination of the Merger Agreement in accordance with its terms, this Company Stockholder Support Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve Stockholder, each Insider, Acquiror or the Company from any liability resulting from a breach of this Company Stockholder Support Agreement occurring prior to such termination or reversion.

18)	Stockholder hereby represents and warrants to Acquiror and the Company as follows: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Company Stockholder Support Agreement and consummate the transactions contemplated hereby; (ii) [reserved]; (iii) this Company Stockholder Support Agreement has been duly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by the other parties to this Company Stockholder Support Agreement, this Company Stockholder Support Agreement constitutes a legally valid and binding obligation of Stockholder, enforceable against such Person in accordance with the terms hereof (subject to the Enforceability Exceptions); (iv) the execution and delivery of this Company Stockholder Support Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of Stockholder, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Stockholder or Stockholder’s Covered Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Stockholder of his, her or its obligations under this Company Stockholder Support Agreement; (v) there are no Actions pending against Stockholder or, to the knowledge of Stockholder, threatened against Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Stockholder of its, his or her obligations under this Company Stockholder Support Agreement; (vi) except for fees described on Schedule 4.22 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission in connection with the Merger Agreement or this Company Stockholder Support Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of Stockholder, on behalf of Stockholder, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) Stockholder has had the opportunity to read the Merger Agreement and this Company Stockholder Support Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Stockholder’s obligations hereunder; (ix) Stockholder has good title to all Covered Shares, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Covered Shares (other than transfer restrictions under the Securities Act)) affecting any such Covered Shares, other than pursuant to (A) this Company Stockholder Support Agreement, (B) the certificate of incorporation of NewCo or (C) the Merger Agreement; and (x) none of such Covered Shares is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Covered Shares, except as provided in this Company Stockholder Support Agreement.

19)	If, and as often as, (a) there are any changes in any Equity Securities of NewCo by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in Stockholder acquiring new shares of Common Stock, (b) Stockholder purchases or otherwise acquires beneficial ownership of any shares of Common Stock or other Equity Securities of NewCo after the date of this Company Stockholder Support Agreement, or (c) Stockholder acquires the right to vote or share in the voting of any shares of Common Stock or other Equity Securities of Acquiror after the date of this Company Stockholder Support Agreement (such shares of Common Stock or other Equity Securities of NewCo, collectively the “New Securities”), then, in each case, such New Securities acquired or purchased by Stockholder shall be subject to the terms of this Company Stockholder Support Agreement to the same extent as if they constituted Covered Shares owned by Stockholder as of the date hereof.

20)	Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

Sincerely,

SIS HOLDINGS LP
By:	SIS Holdings GP LLC, its general partner

By:	/s/ Victor Semah
Name: Victor Semah
Title: Chief Legal Officer

[Signature Page to Company Stockholder Support Agreement]

7

ACQUIROR:

STARBOARD VALUE ACQUISITION CORPORATION

By:	/s/ Martin D. McNulty, Jr.
Name: Martin D. McNulty, Jr.
Title: Chief Executive Officer

Acknowledged and Agreed:

CYXTERA TECHNOLOGIES, INC.

By:	/s/ Victor Semah
Name: Victor Semah
Title: Chief Legal Officer

[Signature Page to Company Stockholder Support Agreement]